Exhibit 99.1

        ED BARKER ELECTED PRESIDENT OF WINNEBAGO INDUSTRIES

        FOREST CITY, IOWA, May 4, 2005 — Winnebago Industries, Inc. (NYSE: WGO), announced that the Board of Directors elected Ed Barker, Winnebago Industries’ CFO, to the additional position of President in a meeting held today.

        Barker, 57, is a 36-year veteran of Winnebago Industries and was promoted to the additional position of President effective immediately. Most recently serving as Senior Vice President, CFO; Barker joined Winnebago Industries in 1969 as a cost accountant. He has served in various financial and management positions since that time. In January 2003, he was promoted to the position of Senior Vice President, Chief Financial Officer in order to broaden his involvement in all aspects of the operations of the Company, while continuing to oversee the Company’s financial and purchasing operations.

        Winnebago Industries’ Chairman and CEO Bruce Hertzke relinquished the title of President in order to focus on the Company’s overall direction.

        “Ed has a great working knowledge of the Company and its operations, having worked in senior management positions within Winnebago Industries since 1980,” said Hertzke. “Under his financial leadership, he has helped Winnebago Industries lead the motor home industry in returns for the Company’s shareholders and I have the utmost confidence that he will continue to help the Company grow for the future. Ed will retain his role of Chief Financial Officer.”

        About Winnebago Industries

        Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html.